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Exhibit 10.19a

Amendment A

to the

Termination Protection Agreement

between

[Executive Officer] and Esterline Technologies Corporation

    Pursuant to a resolution by the Board of Directors at its June 8, 2000 meeting, Section 5.2 of the Termination Protection Agreement between [Executive Officer] and Esterline Technologies Corporation, dated [date], shall be remove and replaced with the following provision:

    5.2  In addition, the Company shall pay to Employee a lump sum cash amount equal to the greater of: (a) three (3) times the Minimum Total Compensation; or, (b) the maximum amount of such payment that can be made without any portion of such payment being characterized as an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The comparison shall be made by determining which of (a) or (b) results in the higher after tax payment to Employee, including any excise tax due under Code Section 4999. "Base Amount" is defined in Code Section 280G.

    All other terms and conditions of the Agreement shall remain in full force and effect.

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Amendment A to the Termination Protection Agreement between [Executive Officer] and Esterline Technologies Corporation